U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: October 25, 2005
                        (Date of earliest event reported)

                           ALBANY INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

        Delaware                    0-16214                   14-0462060
(State or other jurisdiction      (Commission                (IRS employer
     of incorporation)            file number)             identification no.)

                      1373 Broadway, Albany, New York 12204
                                 (518) 445-2200
 (Address and telephone number of the registrant's principal executive offices)


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Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On October 25, 2005, Albany International Corp. ("the Registrant") and certain U.S. subsidiaries entered into a Note Agreement and Guaranty with the Prudential Insurance Company of America and certain other purchasers, pursuant to which the Registrant issued, and the purchasers purchased, notes in an aggregate principal amount of $150,000,000. The notes bear interest at rate of 5.34% and have a maturity date of October 25, 2017, with mandatory prepayments of $50 million on each of October 25, 2013 and October 25, 2015. At the noteholders' election, certain prepayments may also be required in connection with certain asset dispositions or financings. The notes may not otherwise be prepaid without a premium. The Note Agreement contains customary terms, as well as affirmative covenants, negative covenants and events of default comparable to those in the Registrant's current principal revolving credit facility. The notes are guaranteed by certain of the Registrant's U.S. subsidiaries.

Most of the proceeds from the sale were applied to pay down all amounts currently outstanding (approximately $127 million) under the Registrant's principal revolving credit facility. (On October 25, the applicable interest rate for three-month borrowings under the Registrant's principal revolving credit facility was LIBOR plus 75 basis points, or 4.96%.) The balance will be used for general corporate purposes.

A copy of the Note Agreement and Guaranty is being filed as an exhibit.

                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ALBANY INTERNATIONAL CORP.

                                             By: /s/ Michael C. Nahl
                                                 -------------------------------
                                             Name:  Michael C. Nahl
                                             Title: Executive Vice President and
                                                     Chief Financial Officer

Date: October 25, 2005


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                                Index to Exhibits

Exhibit Number    Description of Document
--------------    -----------------------

10(k)(ii)         Note Agreement and Guaranty between Albany International
                  Corp., certain Subsidiaries and the Prudential Insurance
                  Company of America and certain other Purchasers named therein, dated as of October 25, 2005.